                                                                    Exhibit 99.1



                                   [CART LOGO]

                                                                     [NYSE LOGO]

Contact:  Thomas L. Carter, Chief Financial Officer, (317) 715-4195


CHAMPIONSHIP AUTO RACING TEAMS REPORTS SECOND QUARTER 2003 RESULTS

INDIANAPOLIS - August 11, 2003 - Championship Auto Racing Teams, Inc. (NYSE:
MPH) announced today financial results for the second quarter ended June 30, 2003 and detailed several changes in its business model arising from the significant challenges presently facing the corporation.

Recognizing that its current business structure needs to be altered in light of financial challenges and a generally down global economy, CART has begun to implement changes. CART intends to reduce overall operating costs for 2004 and a new marketing sales strategy is being implemented with the goal of building corporate sponsorship and television advertising sales. With the exception of our CBS relationship, television arrangements in total will be reviewed prior to next year while race team assistance beyond the series standard Entrant Support Program (ESP) will be discontinued. All existing race events will be reviewed for profitability on a per-event basis with an emphasis placed on reducing self-promoted events. This year, new rules and reduced team operating costs have created competitive races and attracted large spectator crowds. Six different drivers have won races in the span of the year's first 13 events and only twenty points separate the top championship contenders with six races remaining.

"We are encouraged by the attendance and enthusiasm of the crowds at our events as we continue to develop our urban race strategy; but we still have much work to do to bring back the corporate involvement to the level of past years," said CART President and Chief Executive Officer Christopher R. Pook. "Corporations, in addition to the sponsorship they bring, buy tickets to entertain customers and reward employees and purchase television advertising to activate their sponsorship. The reduction in corporate involvement is often the difference in an event being profitable."

The number of events held in a quarter, the type of event and if the event was broadcast on network or cable television affects the comparability of earnings information from quarter to quarter. CART conducted six events in both the second quarter of 2003 and 2002. Toyota Atlantics held four events in the second quarter of 2003 compared to five events in the second quarter of 2002. For the six months ended June 30, 2003, CART conducted eight events compared to seven events in the six months ended in 2002. Toyota Atlantics conducted five events in the six months ended June 30, 2003 compared to six in the same period last year.

The viability of the self- or co-promoted races that CART ran this year is being re-evaluated, three of which took place in the second quarter, resulting in a net loss of more than $5 million. By limiting self-promoted events, CART can concentrate on bringing a quality product to the






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strong events that are currently on the CART Champ Car World Series calendar.
For the three months ended June 30, 2003, total revenues were $14.4 million, compared with $19.3 million a year earlier. Total expenses rose to $43.8 million compared to $26.1 million in the same prior-year period.

Sanction fees for the three months ended June 30, 2003, were $5.3 million compared to $11.8 million in the same period in the prior year. In the three months ended June 30, 2003, CART conducted three events which paid sanction fees compared to conducting five events that paid sanction fees in the same period in the prior year. CART conducted three self-promoted events in the quarter ended June 30, 2003 compared to one in the same prior year period. (See Race Promotion Revenue and Expense)

The television situation is viewed as vital by CART management as it affects not only television-related expenses and revenue, but also affects the fan base, the exposure of the series and the ability to attract corporate sponsorship to the series and its teams. CART plans to anchor the 2004 television package with its relationship with CBS. Other elements of our television package are being re-examined carefully with several options being considered for the future. Television revenue for the three months ended June 30, 2003, was $713,000 compared to $2.1 million in the same period in the prior year. Television revenue includes both domestic television advertising sales and sales of international television rights. In 2003, CART receives the domestic advertising inventory for all of its races and is responsible for selling the advertising inventory, while in 2002 it received the inventory for network broadcasts only. The decrease in television revenue is due to a decrease in both domestic television advertising and sales of international television rights when compared to the same period in the prior year. Television expense for the three months ended June 30, 2003 was $5.9 million compared to $4.6 million in the same prior year period. The increase in expense in 2003 reflects the change in CART's television agreement with Speed Channel. In 2003, CART pays for television production and is responsible for selling the advertising inventory, while in 2002 Speed Channel paid for production and received the advertising inventory for races broadcast on their network. For the second quarter of 2003 and 2002, CART conducted four races that were broadcast on CBS and two races on Speed Channel.

Race promotion revenue for the three months ended June 30, 2003 was $5.0 million compared to $1.4 million in the same prior year period. Race promotion expenses for the three months ended June 30, 2003 were $10.6 million compared to $3.5 million in the same prior year period. CART conducted three self-promoted events, Brands Hatch, England, Eurospeedway Lausitz, Germany and Portland, Oregon, in the June 2003 quarter compared to one event at Chicago Motor Speedway, Illinois, in the same period in the prior year. CART recognized $890,000 in race promotion expense during the three months ended June 30, 2003 in connection with its self-promoted event at Cleveland, Ohio that occurred on July 5, 2003. Based on information available at June 30, 2003, management determined that certain prepaid expenses were not recoverable from expected revenues from the event and therefore those expenses were recognized in the second quarter as required.

Race distributions for the three months ended June 30, 2003, were $17.7 million compared to $6.3 million in the same period in the prior year. Race distributions consist of purse payments, year-end point fund, participation payments, and new in 2003, entrant support payments and team assistance. Purse and year-end point fund expenses remain the same as in 2002. Race participation payments were increased from the prior year's amount of $10,000 per race, per entrant to $20,000 per race, per entrant in 2003. In 2003, the Company began making entrant support payments to participating teams as part of a financial incentive plan to attract and retain




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teams to compete in the series; the payments are $22,500 per race, per entrant.
Team assistance payments are being made to ensure that there are a sufficient number of race cars competing in the series. For the three months ended June 30, 2003, CART has expensed $8.0 million in team assistance.

Litigation expenses for the three months ended June 30, 2003 were $1.4 million; there were no comparable expenses in the same prior year period. The expenses relate to settlements of several pending lawsuits and arbitrations, partially offset by bankruptcy claims.

Net loss for the 2003 second quarter was $34.5 million or $2.34 per fully diluted share, compared to a net loss of $3.7 million, or $0.25 per fully diluted share, in the comparable period a year ago.

For the six months ended June 30, 2003 total revenues were $20.6 million compared to $24.9 million for the six months ended June 30, 2002. Total expenses for the six months ended June 30, 2003 was $64.4 million compared to $33.7 million in the same period in the prior year. Net loss for the six months ended June 30, 2003 was $43.5 million, or $2.96 per fully diluted share compared to a net loss of $5.2 million, or $0.35 per fully diluted share in the comparable period of 2002.

2003 GUIDANCE

Due to the company's changing financial model the company stated in its 2002 year-end earnings release that it would not provide 2003 financial guidance until the second quarter of 2003. The company issued its initial guidance in the second quarter and subsequently updated its expectations in July after completing over half of the race season, six of seven network races and four of six self-promoted events.

CART is updating its expectations for 2003 in light of recent settlements of several pending lawsuits, arbitrations and bankruptcy claims as discussed above and updated expectations for our remaining co-promoted and self-promoted events.

SANCTION FEES AND SELF-PROMOTED RACES

The financial success of each of the events we promote or in which we share in revenues, is dependent on the sale of tickets, sponsorship, hospitality, signage and other commercial rights associated with the events. Our increased focus on these activities means that our revenues related to our sanction fee and race promotion income will be subject to a number of factors, including consumer and corporate spending and the overall economic conditions affecting advertising and promotion in the motorsports and entertainment business.

We currently expect to receive sanction fees of $24.0 to $25.0 million from the thirteen races that pay us sanction fees in 2003.

Net race promotion losses were $5.9 million for the six months ended June 30, 2003 as discussed above. Total losses for all six of our self-promoted races are now expected to range between $10.0 and $11.0 million for 2003.





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SPONSORSHIP SALES

Sponsorship sales are expected to be $6.0 to $7.0 million for 2003, unchanged from our previous expectation.

TELEVISION ADVERTISING SALES

Television advertising and rights sales are trending behind our previous expectations and are now expected to be between $1.2 and $1.5 million for 2003. Television expenses, which include the purchasing of air time and production expenses, are expected to be between $16.0 and $17.0 million for 2003, unchanged from our previous expectation.

ENGINE LEASE AND OTHER REVENUES

Engine lease revenue and other revenues are expected to be $1.9 million and $1.8 to $2.2 million respectively in 2003, unchanged from our previous expectation.

RACE DISTRIBUTIONS (PRIZE MONEY, ENTRY SUPPORT AND TEAM ASSISTANCE)

Race distributions are expected to be $62.0 million for 2003, unchanged from our previous expectation.

OPERATING COSTS

Race operations expense and administrative and indirect expense are expected to be approximately $8.5 million and between $22.0 and $23.0 million respectively for 2003, unchanged from our previous expectation. Litigation expense is expected to be $1.9 million for 2003 due to the settlement of several pending lawsuits as discussed above and expected settlements during the balance of 2003. This is an incremental expense from our previous expectation. Depreciation and amortization expense is expected to be approximately $4.0 million for 2003.

OUTLOOK FOR 2004 AND BEYOND

Due to the continuing downward trend in several of its critical revenue streams, as discussed above, and a lowering of its expectations regarding the 2004 year, management now expects that it will need to raise additional capital for the 2004 season. At this time, the Company has not identified any source for this capital and there is not any assurance it could be raised. Projections beyond 2004 are, in management's view, very speculative. Currently, however, management does not expect the company to have positive cash flow from operations or earnings any earlier than 2006. As announced previously, in light of the significant near term financial challenges facing the company, we have retained the investing banking firm of Bear, Stearns & Co. Inc. to assist us in exploring the availability of needed financing and other strategic alternatives that may be available to CART. There cannot be any assurance that this process will result in any transaction or as to the terms and conditions of any transaction that may be proposed to or pursued by the company.

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams




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such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing
and Walker Racing will compete with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.

SAFE HARBOR STATEMENT

Statements made in this news release that state the company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "forecast," "intend," "could," "would," "estimate," or "continue" or the negative variation thereof or comparable terminology are intended to identify forward looking statements. It is important to note that the company's actual results could differ materially from those contained or implied by such forward-looking statements. The risks and uncertainties to be considered include, but are not limited to, CART's new co-promoted and self-promoted events; new television and advertising arrangements; the success of events in new venues; participation by race teams; the current uncertain economic environment and weak advertising market; and availability in capital; among others. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's SEC filings made from time to time, including, but not limited to, the Form 10-K for the year ended December 31, 2002, as amended, and subsequent 10-Qs. Copies of those filings are available from the company and the company's website www.champcarworldseries.com and the SEC and the SEC's website www.sec.gov.













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                      Championship Auto Racing Teams, Inc.
                  Consolidated Statements of Income (Unaudited)
                    For the Quarter Ended June 30, 2003 2002
                    (In Thousands, Except Earnings Per Share)



                                                            Quarter ended            Quarter ended
                                                            June 30, 2003            June 30, 2002
                                                         ---------------------   ----------------------

REVENUES

Sanction fees                                            $              5,300    $              11,822
Sponsorship revenue                                                     2,370                    2,825
Television revenue                                                        713                    2,058
Race promotion revenue                                                  5,016                    1,417
Engine lease revenue                                                      475                        -
Other revenue                                                             534                    1,170
                                                         ---------------------   ----------------------

Total revenues                                                         14,408                   19,292

EXPENSES

Race distributions                                                     17,668                    6,328
Race expenses                                                           2,374                    2,471
Race promotion expense                                                 10,577                    3,483
Television expense                                                      5,910                    4,640
Administrative and indirect expenses                                    4,871                    7,470
Litigation expense                                                      1,378                        -
Relocation expense                                                          -                    1,305
Depreciation and amortization                                           1,024                      354
                                                         ---------------------   ----------------------

Total expenses                                                         43,802                   26,051
                                                         ---------------------   ----------------------

OPERATING LOSS                                                        (29,394)                  (6,759)
Realized gain on sale of investments                                        -                        -
Interest income                                                           383                    1,115
                                                         ---------------------   ----------------------

LOSS BEFORE INCOME TAXES                                              (29,011)                  (5,644)
Income tax expense (benefit)                                            5,502                   (1,976)
                                                         ---------------------   ----------------------

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE       $            (34,513)   $              (3,668)
                                                         =====================   ======================

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX)      $                  -    $                   -

NET LOSS                                                 $            (34,513)   $              (3,668)
                                                         =====================   ======================

LOSS PER SHARE BEFORE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE:
     BASIC                                               $              (2.34)   $               (0.25)
                                                         =====================   ======================
     DILUTED                                             $              (2.34)   $               (0.25)
                                                         =====================   ======================

NET LOSS PER SHARE:
     BASIC                                               $              (2.34)   $               (0.25)
                                                         =====================   ======================
     DILUTED                                             $              (2.34)   $               (0.25)
                                                         =====================   ======================

WEIGHTED AVERAGE SHARES OUTSTANDING:
     BASIC                                                             14,718                   14,718
                                                         =====================   ======================
     DILUTED                                                           14,718                   14,718
                                                         =====================   ======================


                      Championship Auto Racing Teams, Inc.
                        Consolidated Statements of Income
                   For the Six Months Ended June 30, 2003 2002
                    (In Thousands, Except Earnings Per Share)




                                                       Six Months Ended        Six Months Ended
                                                        June 30, 2003           June 30, 2002
                                                    ----------------------------------------------

REVENUES

Sanction fees                                       $               8,300   $              14,527
Sponsorship revenue                                                 3,968                   5,105
Television revenue                                                    903                   2,263
Race promotion revenue                                              5,020                   1,417
Engine leases                                                         950                       -
Other                                                               1,431                   1,584
                                                    ----------------------  ----------------------

Total revenues                                                     20,572                  24,896

EXPENSES

Race distributions                                                 28,662                   7,351
Race expenses                                                       3,941                   4,322
Race promotion expense                                             10,910                   3,483
Television expense                                                  7,417                   4,712
Administrative and indirect expenses                               10,219                  11,795
Litigation expense                                                  1,378                       -
Relocation expense                                                      -                   1,305
Depreciation and amortization                                       1,844                     688
                                                    ----------------------  ----------------------

Total expenses                                                     64,371                  33,656
                                                    ----------------------  ----------------------

OPERATING LOSS                                                    (43,799)                 (8,760)
Realized gain on sale of investments                                   85                       -
Interest income                                                       872                   2,201
                                                    ----------------------  ----------------------

LOSS BEFORE INCOME TAXES                                          (42,842)                 (6,559)
Income tax expense (benefit)                                          660                  (2,295)
                                                    ----------------------  ----------------------

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE  $             (43,502)  $              (4,264)
                                                    ======================  ======================

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX) $                   -   $                (956)
                                                    ----------------------  ----------------------

NET LOSS                                            $             (43,502)  $              (5,220)
                                                    ======================  ======================

LOSS PER SHARE BEFORE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE:
     BASIC                                          $               (2.96)  $               (0.29)
                                                    ======================  ======================
     DILUTED                                        $               (2.96)  $               (0.29)
                                                    ======================  ======================

NET LOSS PER SHARE AFTER CUMULATIVE
EFFECT OF ACCOUNTING CHANGE:
     BASIC                                          $               (2.96)  $               (0.35)
                                                    ======================  ======================
     DILUTED                                        $               (2.96)  $               (0.35)
                                                    ======================  ======================

WEIGHTED AVERAGE SHARES OUTSTANDING:
     BASIC                                                         14,718                  14,718
                                                    ======================  ======================
     DILUTED                                                       14,718                  14,718
                                                    ======================  ======================


                      Championship Auto Racing Teams, Inc.
                           Consolidated Balance Sheets
                    As of June 30, 2003 and December 31, 2002
                                 (In Thousands)



                                                                     (Unaudited)
                                                                    June 30, 2003            December 31, 2002
                                                                ----------------------   --------------------------
ASSETS

CURRENT ASSETS
       Cash and cash equivalents                                $               7,553    $                   6,773
       Short-term investments                                                  44,501                       79,489
       Accounts receivable - net                                               10,078                        4,657
       Prepaid expenses and other current assets                                8,241                        1,474
       Income tax refundable                                                      681                       10,087
       Deferred income taxes                                                        -                        1,184
       Current portion note receivable                                             95                            -
                                                                ----------------------   --------------------------

TOTAL CURRENT ASSETS                                                           71,149                      103,664

NOTE RECEIVABLE                                                                   919                            -

PROPERTY AND EQUIPMENT - NET                                                   14,849                       10,403

GOODWILL                                                                          550                            -

OTHER ASSETS                                                                      505                          384
                                                                ----------------------   --------------------------

TOTAL ASSETS                                                    $              87,972    $                  114,451
                                                                ======================   ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
       Accounts payable                                         $               2,536    $                   1,703
       Long term debt-current portion                                           1,800                            -
       Accrued liabilities:
            Race expense and point award                                        1,574                            -
            Royalties                                                              60                          173
            Payroll                                                             2,006                        2,455
            Taxes                                                                 454                          743
            Other                                                               8,617                        4,879
       Deferred revenue                                                        11,426                        1,423
                                                                ----------------------   --------------------------

TOTAL CURRENT LIABILITIES                                                      28,473                       11,376

DEFERRED INCOME TAXES                                                               -                           57

STOCKHOLDERS' EQUITY
       Capital stock                                                              147                          147
       Additional paid-in capital                                              87,765                       87,765
       Accumulated earnings (deficit)                                         (28,991)                      14,511
       Accumulated other comprehensive income                                     578                          595
                                                                ----------------------   --------------------------

TOTAL STOCKHOLDERS' EQUITY                                                     59,499                      103,018
                                                                ----------------------   --------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $              87,972    $                 114,451
                                                                ======================   ==========================
